For further information:
The Right Start, Inc.                       Coffin Communications Group
5388 Sterling Center Drive                  15300 Ventura Boulevard, Suite 303
Westlake Village, CA  91361                 Sherman Oaks, CA  91403
(818) 707-7100                              (818) 789-0100
Contact: Jerry Welch, CEO                   Contact: Crocker Coulson, Account
         Raymond P. Springer, CFO                    Executive

For Immmediate release:

            The Right Start Completes $7.4 Million Private Placement


WESTLAKE  VILLAGE,  Calif.  (October 10, 2000) - The Right Start,  Inc. (Nasdaq:
RTST), a leading retailer of unique, high-quality child development and educational products for infants and children, announced today it has completed a private placement of $3 million in convertible subordinated notes and $4.4 million of its Series D Convertible Preferred Stock. The proceeds from the sale of the new securities will be used for new store growth and the reduction of bank debt.


Under terms of the placement, the convertible subordinated notes mature in 2005, bear annual interest of 8% and are convertible into common stock at a price of $2.38 per share. The Series D Convertible Preferred Stock carries an 8% annual dividend and is convertible at a price of $2.00 per share. Both securities include a pay-in-kind feature that permits the company, at its option, to make interest or dividend payments by issuance of additional securities rather than cash.


Jerry R. Welch, chairman and chief executive officer of the company, said, "We are pleased to have completed this private placement in a very tough capital markets environment. After giving effect to the new financings, our capital structure will be greatly improved with no debt outstanding under our $10 million bank revolving credit facility and only $1.5 million outstanding under our $3 million bank capital expenditures line. With these new funds, we intend to aggressively pursue new store development with a goal of increasing our store base significantly over the next several years. Currently we have 11 new store locations under development and we expect these to be opened by our fiscal year end on Feb. 3, 2001."

About Right Start
The Right Start, Inc. is the largest, national specialty retailer of high quality developmental, educational and care products for infants and children through age 3. The Right Start brand originated in 1985 through the creation of the award-winning Right Start Catalog(TM). The Right Start now operates 53 retail stores nationwide.

About RightStart.com
RightStart.com is a leading online specialty retailer for infants and children through age 12 and has recently expanded to include a Maternity Store on its site for expectant parents. RightStart.com is dedicated to providing customers with a unique online shopping experience by offering an assortment of trusted products carefully selected with regard to quality, developmental and educational value along with rich product information and content from child development professionals.

Committed to outstanding customer care, RightStart.com provides a number of services aimed at bringing the specialty retail experience of The Right Start's retail stores to its online customers. Services include free shipping and handling on orders over $69, deluxe gift wrapping, guaranteed same-day shipping, the ability to return items bought online to retail stores nationwide and live online help.

The companies are based in Westlake  Village,  Calif.

This press release may contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of The Right Start and RightStart.com that may be impacted by factors including, but not limited to, the availability of capital, competition from other retailers and potential product liability claims and RightStart.com's limited operating history, negative cash flow, unpredictable operating results, dependence on third party service providers and other risks included in The Right Start's filings with the Securities and Exchange Commission including, but not limited to, The Right Start's Registration Statement on Form S-3 (File No. 333-84319), its Annual Report of Form 10-K/A for the fiscal year ended January 30, 1999 and its quarterly reports.